Exhibit 107

Calculation of Filing Fee Table

F-3

(Form Type)

FLEX LNG LTD.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value $0.10 per share	Rule 457 (r) Rule 457 (c)	2,981,514	$33.54	$100,000,000	0.00011020	$11,020
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts						$11,020
		Total Fees Previously Paid						--
		Total Fee Offsets						--
		Net Fee Due						$11,020

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of ordinary shares in an aggregate amount not to exceed $100,000,000 as may be issuable with respect to the ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low prices reported for the common shares on the New York Stock Exchange on November 9, 2022, pursuant to Rule 457(c).